Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

This Amendment to Agreement and Plan of Reorganization (this “Amendment”) is made and entered into as of April 7, 2021 (the “Effective Date”) by and among Northern Star Investment Corp. II, a Delaware corporation (“Parent”), NSIC II-A Merger LLC, a limited liability company and wholly owned subsidiary of Parent (“Merger Sub I”), NSIC II-B Merger LLC, a limited liability company and wholly owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, “Merger Subs” and each a “Merger Sub”), and Apex Fintech Solutions LLC (f/k/a Apex Clearing Holdings LLC), a Delaware limited liability company (“Company” and, together with Parent and Merger Subs, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Parties are parties, along with PEAK6 Investments LLC, solely for purposes of Section 5.21 thereof, to that certain Agreement and Plan of Reorganization, dated as of February 21, 2021 (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub I will merge with and into Company (with Company being the surviving entity (the “Initial Surviving Company”)) (the “Initial Merger”), and immediately after the Initial Merger and as part of the same overall transaction, the Initial Surviving Company will merge with and into Merger Sub II (with Merger Sub II being the surviving entity) (the “Final Merger”) and, together with the Initial Merger, the “Mergers”);

WHEREAS, capitalized terms used in this Amendment but not defined herein shall have the meanings provided such terms in the Merger Agreement; and

WHEREAS, pursuant to Section 8.11 of the Merger Agreement, the Merger Agreement may be amended pursuant to a written instrument executed by each Party, and the Parties desire to amend the Merger Agreement and agree as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

1.	Exchange Ratio. Section 8.2(y) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

(y) the term “Exchange Ratio” shall mean (i) 470,000,000 divided by (ii) the number of Company Membership Interests outstanding as of immediately prior to the Closing (excluding, for the avoidance of doubt, the Company Membership Interests issuable upon conversion of the Company Convertible Notes);

2.

No Other Modifications. Except as expressly set forth herein, the Merger Agreement shall remain unchanged and in full force and effect. This Amendment and the Merger Agreement shall be read together as one agreement, and all references to “this Agreement” in the Merger Agreement shall be deemed to refer to the Merger Agreement as modified and amended by this Amendment other than references to the “date of this Agreement” or similar references which shall continue to refer to February 21, 2021.

3.

Representations and Warranties. Each of the Parties hereby represents and warrants to the other Parties that (a) such Party has all necessary power and authority to execute and deliver this Amendment, (b) the execution and delivery of this Amendment have been duly authorized and approved, (c) no other entity or governing body action on the part of such Party is necessary to authorize the execution and delivery by such Party of this Amendment; and (d) this Amendment has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery of this Amendment by the other Parties hereto, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

4.

Counterparts; Electronic Delivery. This Amendment and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

5.

Miscellaneous. Section 8.2 (Interpretation), Section 8.4 (Entire Agreement, Third Party Beneficiaries), Section 8.5 (Severability), Section 8.7 (Governing Law), Section 8.8 (Consent to Jurisdiction, WAIVER OF TRIAL BY JURY), Section 8.9 (Rules of Construction), Section 8.10 (Assignment), Section 8.11 (Amendment), Section 8.12 (Extension; Waiver), 8.14 (Nonsurvival of Representations, Warranties and Covenants), and 8.15 (Non-Recourse) and Section 8.17 (Legal Representation) of the Merger Agreement are each hereby incorporated into this Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

NORTHERN STAR INVESTMENT CORP. II

By:	/s/ Joanna Coles
Name:	Joanna Coles
Title:	Chief Executive Officer

NSIC II-A MERGER LLC

By:	/s/ Joanna Coles
Name:	Joanna Coles
Title:	Chief Executive Officer

NSIC II-B MERGER LLC

By:	/s/ Joanna Coles
Name:	Joanna Coles
Title:	Chief Executive Officer

[Signature Page to Amendment to Agreement and Plan of Reorganization]

APEX FINTECH SOLUTIONS LLC

By:	/s/ Jay Coppoletta
Name: Jay Coppoletta
Title: Member, Board of Managers

[Signature Page to Amendment to Agreement and Plan of Reorganization]